Exhibit 5.1

Advocaten

Notarissen

Beiastingadviseurs

DE BRAW
BLACKSTONE

WESTBROEK

ARCADIS N.V. (the “Opinion Addresse”)	Tripolis
Nieuwe Stationsstraat 10	Burgerweeshuispad 301
6811 KS ARNHEM	P. O. Box 75084
1070 AB Amsterdam

T +31 20 577 1771
F +31 20 577 1775

Date 11 August 2006	J.J.J. Schutte
Our ref. 396\20306636\100-396\MJB	advocaat

SEC Registration
of up to 2,500,000 newly issued ordinary shares In the capital of
ARCADIS N.V.
to be offered under its 2005 Long-term Incentive Plan

Dear Sirs,

1              Introduction

I have acted on behalf of De Brauw Blackstone Westbroek N.V. as Dutch legal adviser (advocaat) to ARCADIS N.V., with corporate seat in Arnhem (the “Company”) in connection with the registration (the “Registration”) with the United States Securities and Exchange Commission (the “SEC”) by the Company of up to 2,500,000 newly issued Shares (as defined below) to be granted by the Company under the Plan (as defined below).

2              Dutch Law

This opinion is limited to Dutch law as applied by the Dutch courts and published and In effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Dutch law.

De Brauw Blackstone Westbroek N.V., The Hague, is registered with the trade register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (‘overeenkomst van opdracht) with De Brauw Blackstone Westbrook N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in The Hague and contain a limitation of liability. Client account notaries ING Bank no. 69.32.13.876.

DE RAM
BLACKSTONE
WESTBROEK

3                                              Scope of inquiry; definitions

For the purpose of this opinion, I have examined the following documents:

3.1                                    A photocopy of a notarial copy of the Company’s deed of incorporation and its articles of association as most recently amended on 30 June 2003 according to the trade register extract referred to in paragraph 3.2, all as filed with the chamber of commerce and industry for Arnhem (the “Chamber of Commerce”).

3.2                                    A faxed copy of a trade register extract regarding the Company and provided by the Chamber of Commerce and dated 11 August 2006.

3.3                 A print of an e-mailed copy received by me on 19 July 2006 of a draft of a registration statement on Form S-8 relating to the Registration, to be filed with the SEC (excluding the documents incorporated In the registration statement by reference and any annexes to it) (the “Registration Statement”).

3.4                                    A print of an e-mailed copy received by me on 4 July 2006 of the Arcadis N.V. 2005 long-term Incentive Plan (the “Plan”).

3.5                                 A copy of the minutes of the Company’s general meeting of shareholders held on 23 May 2001, including a resolution to adopt the Arcadis N.V. 2001 Incentive Share Option Plan and a description of such plan.

3.6                 A copy of the minutes and the agenda of the Company’s general meeting of shareholders held on 11 May 2005, including: (i) a resolution to adopt the Plan as described in the agenda and the minutes; (ii) a resolution to designate the Company’s supervisory board (raad van commissarissen) as the corporate body authorised to subject to prior approval of the meeting of the holders of priority shares, resolve to issue ordinary and/or cumulative preference shares in the capital of the Company and rights for such shares, for a period of 18 months starting 1 July 2005, up to 10% of the aggregate issued capital of ordinary and/or cumulative preference shares as per the time of the resolution to issue, increased. with 10% if the issue takes place in the context of a merger or takeover; and (iii) a resolution to designate the Company’s supervisory board as the corporate body authorised to limit or exclude the pre-emptive rights in connection with an issue of shares as described in (ii), for a period of 18 months starting 1 July 2005.

3.7                                 A print of an e-mailed copy received by me on 8 August 2006 of an extract of the minutes of the meeting of the holders of priority shares of the Company held on 25 April 2005 including a resolution to approve the Plan.

3.8                                    A print of an e-mailed copy received by me on 19 July 2006 of an extract of the minutes of the meeting of the Company’s supervisory board (raad van commissarissen) held on 15 December 2005, including a resolution to approve the Plan.

In addition, I have obtained the following confirmations given by telephone on the date of this opinion:

3.9                                     Confirmation from the Chamber of Commerce that the trade register extract referred to in this paragraph 3 is up to date in all material respects.

3.10                             Confirmation from the office of the bankruptcy division (faillissementsgriffie) of the Arnhem district court that the Company is not registered as having. been declared bankrupt or granted suspension of payments.

My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

3.11          In this opinion:

“Awards” means Options, Stock Appreciation Rights, Restricted Share Awards and Restricted Share Unit Awards.

“Option” has the meaning set forth in the Plan.

“Restricted Share Awards” has the meaning set forth in the Plan.

“Restricted Share Unit Awards” has the meaning set forth in the Plan.

“Shares” means ordinary shares in the capital of the Company to be newly issued and transferred pursuant to (the exercise of) an Award.

“Stock Appreciation Rights” has the meaning set forth in the Plan.

4                                              Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1                                    All copy documents conform to the originals and all originals are genuine and complete.

4.2             Each signature is the genuine signature of the individual concerned.

4.3                                         Any minutes and extracts from minutes referred to in paragraph 3 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes and the written resolutions referred to in paragraph 3 (i) were validly passed and remain in full force and effect without modification, and (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law.

4.4                                         All Awards granted under the Plan to members of the Company’s management board have been or will have been granted in accordance with the Company’s remuneration policy for members of the Company’s management board which policy has been or will have been approved by the Company’s general meeting of shareholders.

4.5                                         Each grant by the Company of rights to subscribe for Shares constituted by the Awards will have been validly authorised, and pre-emption rights (if any) in respect of such grant will have been validly excluded, in accordance with the Company’s articles of association at the time of authorisation and exclusion; (it is noted that under the Company’s current articles of association such valid authorisation and exclusion requires the adoption of the resolutions referred to in paragraph 3 and the adoption of a resolution of the Company’s supervisory board for the grant of such rights and to the extent necessary the exclusion of pre-emptive rights, which resolution (a) is adopted before 1 January 2007 and otherwise meets the requirements set forth in the resolutions referred to in subparagraph 3.6 under (ii) and (iii), (b) is validly passed and remains in full force and effect without modification, and (c) complies with the requirements of reasonableness and fairness (redelijkheid en biliijkheid) under Dutch law).

4.6                                         The nominal amount of the Shares and any agreed share premium will have been validly paid.

4.7                                         The Company’s authorised share capital at the time of issue will be sufficient to allow for the issue of the Shares.

4.8                                         The Shares will have been issued in the form and manner prescribed by the articles of association at the time of issue.

4.9                                         The Shares and rights to subscribe for Shares constituted by the Awards will    otherwise have been offered and issued in accordance with all applicable laws other than Dutch taw and accepted by their subscribers in accordance with all applicable laws (including Dutch law).

4.10             Awards are offered anywhere in the world only to members of the management board or supervisory board or employees of the Company or to members of the management board or supervisory board or employees of an affiliate (in een groep verbonden rechtspersoon) of the Company, or otherwise in accordance with Dutch securities law.

4.11                         The Shares offered under an Award are offered in the Netherlands to less than 100 individuals, or otherwise in accordance with Dutch securities law.

4.12                         All Awards are granted, accepted and exercised in accordance with the Plan,

5                       Opinion

Based on the documents and confirmations referred to and the assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

5.1                              When issued, the Shares will have been validly issued in accordance with Dutch law and fully paid.  The holders of the Shares will not be liable for the Company’s obligations, except in the case of abuse of the Company’s legal personality and other exceptional circumstances.

6                                              Qualifications

This opinion is subject to the following qualifications:

6.1                                    This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

6.2                 The trade register extract referred to in paragraph 3 does not provide conclusive evidence that the facts set out In it are correct.  However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it.

6.3                 The confirmation from the office of the bankruptcy division referred to in paragraph 3 does not provide conclusive evidence that the Company has not been declared bankrupt or granted suspension of payments.

7                                              Reliance

This opinion is solely for your benefit and solely for the purpose of the Registration. It is not to be transmitted to anyone nor is it to be relied upon for any other purpose or quoted or referred to in any public document or filed with anyone without my written consent except that it may be filed with the SEC as an exhibit to the Registration Statement (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended).

Yours faithfully,

J.J.J. Schutfe

for De Brauw Blackstone Westbroek N.V.